UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 21, 2006
Euronet Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31648 (Commission File Number)	74-2806888 (I.R.S. Employer Identification No.)
4601 College Boulevard, Suite 300
Leawood, Kansas 66211
(Address of principal executive office)(Zip Code)
(913) 327-4200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
          On November 21, 2006, Euronet Worldwide, Inc. (“Euronet”) announced the execution of a stock purchase agreement to acquire Los Angeles-based RIA Envia Inc. (“Ria”). Euronet will acquire 100% of Ria’s outstanding common stock for $380 million in cash, $110 million in Euronet stock (approximately 7.9% of Euronet’s September 30, 2006 diluted weighted average shares outstanding using Euronet’s closing share price on November 20, 2006) and certain contingent value rights and stock appreciation rights. The transaction will be treated as an asset sale under Section 338(h)(10) of the Internal Revenue Code and is anticipated to be closed during the first quarter of 2007, subject to regulatory approvals and other customary closing conditions.
          Ria was organized in 1987 and provides money transfer services and currently processes approximately $4.5 billion in money transfers annually. Ria originates transactions through a network of over 10,000 sending agents and 98 company-owned stores located throughout 13 countries in North America, the Caribbean, Europe and Asia and terminates transactions through a payer network of over 32,000 locations across 82 countries. Ria’s primary services include money transfer, bill payment, money orders and check cashing. Ria offers transfers under the brands Ria Money Transfer, AFEX Money Express and Kim Phu Money Transfer. Ria operates in the U.S., Canada, U.K., Ireland, Germany, Sweden, Switzerland, France, Italy, Spain, Puerto Rico, The Dominican Republic and Australia. In addition, Ria has license applications pending in Belgium and Greece.
          The acquisition is expected to create numerous opportunities for Euronet, including the ability to provide money transfer services to a portion of Euronet’s 157,000 prepaid top-up locations and to provide prepaid services through Ria’s stores and agents worldwide. Additionally, Euronet expects to be able to use its banking and merchant/retailer relationships to expand money transfer services to corridors across Europe and Asia, including in high growth corridors to the Central and Eastern European countries.
          Juan C. Bianchi, currently the President and CEO of Ria, will continue to lead Ria’s operations after the acquisition together with the incumbent management team. Moreover, Euronet expects to integrate Ria into its operations and retain its 1,100 employees worldwide.
     Euronet will finance the transaction with a combination of cash on hand, debt and common stock. Euronet has a commitment for the $180 million of debt financing, to be issued through a secured, syndicated term loan. Euronet will issue $110 million of common stock (valued at Euronet’s average trading price during the 30 days ending prior to the closing of the transaction). Stock appreciation rights and contingent value rights with 18-month maturities will be granted with respect to that number of shares being issued in the transaction that have an aggregate value of $100 million. Upon exercise of the stock appreciation rights, Euronet will issue additional shares with a value equal to the increase in value of Euronet shares subsequent to the closing date of the acquisition. Under the contingent value rights, in the event the Euronet shares underlying the contingent value rights do not appreciate at least 20%, Euronet will pay to the sellers the difference in cash or Euronet stock, at Euronet’s sole option, and in no event greater than $20 million. The proceeds realized from exercise of the stock appreciation rights are credited against any amounts payable under the contingent value rights. Assuming no change in

Euronet’s stock price between now and closing of the acquisition and a 20% appreciation in the stock price after closing, final settlement of the stock appreciation rights would result in the issuance of approximately 0.5 million Euronet shares, or approximately 1.1% of diluted shares. Assuming no change in Euronet’s stock price between now and closing of the acquisition and an increase in the stock price to $45 per share after closing, the additional shares issued upon exercise of stock appreciation rights would represent approximately 1.8% of Euronet’s diluted shares.
          The purchase agreement provides for payment into escrow of a portion of the purchase price to cover certain indemnification and other liabilities of the sellers, as well as a holdback and purchase price reduction formula that will apply should all regulatory approvals not be obtained prior to closing. Although Euronet expects to be able to obtain all required approvals, the closing and holdback terms prevent delay in closing by providing a mechanism under which closing would occur even though approvals for certain minor markets are still pending, with operations in such markets potentially being temporarily suspended or conducted under Euronet’s own licenses.
Forward Looking Statements
          Any statements contained in this news release that concern Euronet or its management’s intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: Euronet’s integration of RIA, technological developments affecting the market for Euronet’s products and services; foreign exchange fluctuations; integration of Ria into the Company and changes in laws and regulations affecting Euronet’s business. These risks and other risks are described in Euronet’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EURONET WORLDWIDE, INC.
By:	/s/ Rick L. Weller
Rick L. Weller, Chief Financial Officer

Date: November 21, 2006